EXHIBIT 4.01

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP GLOBAL MARKETS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1	INITIAL PRINCIPAL AMOUNT
CUSIP 173078 73 4	REPRESENTED $62,000,000
ISIN: US173078734	representing 6,200,000 Notes ($10 per Note)

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Index Linked Notes SM Principal-Protected Callable Notes with Income Based Upon Potential

Annual Appreciation of the 2005-2 Dynamic Portfolio IndexSM due March 3, 2011

Citigroup Global Markets Holdings Inc., a New York corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to March 3, 2011 (the “Stated Maturity Date”), hereby promises to pay to CEDE & CO., or its registered assigns, the Maturity Payment (as defined below), on the Stated Maturity Date. This Note will bear annual payments of interest (which may be zero), is not subject to any sinking fund, is not subject to redemption at the option of the holder thereof prior to the Stated Maturity Date, and is not subject to the defeasance provisions of the Indenture.

Payment of the Maturity Payment with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of Index Linked Notes SM Principal-Protected Callable Notes with Income Based Upon Potential Annual Appreciation of the 2005-2 Dynamic Portfolio IndexSM due March 3, 2011 (the “Notes”).

INTEREST

The interest payable on the Notes will vary and may be zero. Interest, if any, will be paid in cash annually on each 3rd day of March or, if such day is not a Business Day, on the next Business Day, commencing on March 3, 2006 (each such date, an “Interest Payment Date”), except for the final payment, if any, which will be paid on the Stated Maturity Date. No Interest will accrue on the Notes as a result of any Annual Interest Payment Date occurring on a day that is not a Business Day. The interest on the Notes for any year will reflect the appreciation, if any, of the 2005-2 Dynamic Portfolio Index for that year, subject to limitations designed to avoid a complete reallocation of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio and will equal, for each Note, 1/10 of the Annual DPI Return Amount (as defined below). No interest will accrue on the Notes after the fifth Index Business Day before the maturity date through the maturity date.

If an Interest Payment Date falls on a day that is not a Business Day, the interest payment, if any, to be made on that Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Interest Payment Date, and no additional interest will be paid as a result of such delayed payment.

Interest will be determined on the then-current Annual DPI Return Date (defined below) but will be calculated from, and including, one Annual DPI Return Date to, but excluding, the next Annual DPI Return Date, provided that the interest payable at maturity will be calculated to and including the fifth Index Business Day prior to the maturity date of the Notes. No interest will accrue on the Notes after the fifth Index Business Day before the maturity date through and including the maturity date. Interest will be paid on the Annual Interest Payment Date following the applicable Annual DPI Return Date, or, at maturity of the Notes, the maturity date. The calculation agent will notify the trustee of the amount of interest payable on or before the second Business Day immediately following the Annual DPI Return Date. Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Annual DPI Return Date.

The interest, if any, will depend on the Annual DPI Return Amount, which in turn will depend on the increase in the value of the 2005-2 Dynamic Portfolio Index over the prior year and the level of the Bond Floor (as defined below). If the amount allocated to the Commodity Index portfolio is zero at any time during the term of the Notes (either following a Reallocation Event (as defined below) or because the value of the 2005-2 Dynamic Portfolio Index is less than 101% of the value of the Bond Floor and the calculation agent reallocates all the value of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio), it will remain zero for the remaining term of the Notes and interest will not be paid thereafter, except at maturity to the extent that the value of the 2005-2 Dynamic Portfolio Index exceeds 100.00.

The “Commodity Index” means the Dow Jones-AIG Commodity Index Total ReturnSM, which tracks the returns on nineteen exchange-traded futures contracts of physical commodities plus returns of the 3-month U.S. Treasury bills and (2) certain fixed rate notional bonds.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

“Index Business Day” means a day, as determined by the calculation agent, on which (1) the 2005-2 Dynamic Portfolio Index or any successor index is calculated, (2) futures contracts comprising more than 80% of the value of the Commodity Index on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing value of the Commodity Index, and (3) commercial banks and foreign exchange markets settle payments in U.S. dollars in New York City.

PAYMENT AT MATURITY

If we do not call the Notes, on the Stated Maturity Date, holders of the Notes will receive for each Note the final annual interest payment, if any, and the Maturity Payment of $10 (the principal amount of each Note).

MANDATORY CALL FEATURE

The Notes will be called, in whole, but not in part, during any of the semi-annual five Index Business Day periods commencing on February 26, 2008 (or one Index Business Day after the third Annual DPI Return Date) and ending on or about six months prior to the Valuation Date if, on any Index Business Day during any five Index Business Day period (each such day, a “Call Date”), the following conditions are satisfied:

•	the closing value of the 2005-2 Dynamic Portfolio Index is equal to or greater than approximately 105.00; and

•	the sum of 1/10 of the value of the 2005-2 Dynamic Portfolio Index and all annual interest paid on each $10 principal amount of Notes up to such date minus the unamortized repurchase spread results in an annualized return on the Notes of at least 10% per annum (compounded annually) up to the Call Date;

provided that the value of the Commodity Index has not declined by 8% or more by 11:00 a.m., New York City time, on the immediately succeeding Index Business Day from its closing value on the Call Date.

If the Notes are called, holders of the Notes will receive for each Note a payment in cash equal to 1/10 of the closing value of the 2005-2 Dynamic Portfolio Index one Index Business Day after the Call Date, which we refer to as the Call Valuation Date, minus the unamortized repurchase spread (as determined by the calculation agent), but not less than $10.

Payment of the call price will be made no later than 15 Index Business Days after the Call Date. Such payment will be made to the person in whose name a Note is registered at the close of business on the Call Date.

So long as the Notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the Notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

The determination of the value (including a closing value) of any component of the 2005-2 Dynamic Portfolio Index or of a Reallocation Event (as described below) by the calculation agent in the event any such value is unavailable may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the third Index Business Day prior to maturity. No reallocation of the value of the 2005-2 Dynamic Portfolio Index will occur on any day on which the determination of any of the above values is so deferred.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes, absent manifest error.

A “Market Disruption Event” means, as determined by the calculation agent in its sole discretion (1) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Commodity Index on any day, (2) the settlement price of any futures contract used in the calculation of the Commodity Index reflects the maximum permitted price change from the previous day’s settlement price, (3) the failure of any exchange to publish official settlement prices for any futures contract used in the calculation of the Commodity Index, (4) with respect to any futures contract used in the calculation of the Commodity Index that trades on the London Metal Exchange, a Business Day on which the London Metal Exchange is not open for trading, (5) with respect to Eurodollar futures contracts, a Business Day on which the Chicago Mercantile Exchange is not open for trading or fails to publish official settlement prices for such contracts, or (6) in relation to U.S. Treasury bills and bonds, an event as a result of which the Federal Reserve Bank in New York City cannot clear the transfer of U.S. Treasury bills and bonds if, in each case, in the determination of the calculation agent, any such termination, suspension, limitation, disruption, failure to publish, closure or event is material.

DISCONTINUANCE OF THE COMMODITY INDEX

If Dow Jones and AIG discontinue publication of either the Commodity Index, or if Dow Jones, AIG or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Commodity Index, then the closing value as of any succeeding Index Business Day will be determined by reference to the value of that index, which we refer to as a “successor index.” Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to the Company and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

If Dow Jones and AIG discontinue publication of the Commodity Index and a successor index is not selected by the calculation agent or is no longer published on any Index Business Day, the value to be substituted for the Commodity Index for that Index Business Day will be a value computed by the calculation agent for that Index Business Day in accordance with the procedures last used to calculate the Commodity Index prior to any such discontinuance.

If Dow Jones and AIG discontinue publication of the Commodity Index prior to the earlier to occur of the Valuation Date and one Index Business Day after the Call Date and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the Valuation Date, (b) one Index Business Day after the Call Date and (c) a determination by the calculation agent that a successor index is available, the calculation agent will determine the closing value of the successor index as if such day were an Index Business Day. The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of the Commodity Index may adversely affect trading in the Notes.

If a successor index is selected or the calculation agent calculates a value as a substitute for the Commodity Index as described above, the successor index or value will be substituted for the Commodity Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Commodity Index may adversely affect the value of the Notes.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes, absent manifest error.

THE 2005-2 DYNAMIC PORTFOLIO INDEX

Based on the initial value of 100.00 of the 2005-2 Dynamic Portfolio Index on February 24, 2005, the initial allocation to the Commodity Index portfolio was targeted to equal 85% of the value of the 2005-2 Dynamic Portfolio Index (the “Target Commodity Index Initial Allocation”) and the allocation to the notional bond portfolio is targeted to equal 15% of the value of the 2005-2 Dynamic Portfolio Index (the “Target Bond Portfolio Initial Allocation” and, together with the Target Commodity Index Initial Allocation, the “Target Initial Allocation”). The actual initial allocation to the Commodity Index portfolio, as well as the actual number of Commodity Index units represented by such actual allocation, will be determined over the two Index

Business Days beginning one Index Business Day immediately following February 24, 2005 (the “Initial Allocation Period”), while the actual initial allocation to the notional bond portfolio, as well as the actual number of notional bond units represented by such actual allocation, will be determined at the end of the first day of the Initial Allocation Period. On February 24, 2005, the initial value of the 2005-2 Dynamic Portfolio Index was allocated to a notional investment bearing interest at the effective overnight Federal Funds Rate. Subject to the provisions of the next paragraph, on the first day of the Initial Allocation Period, (i) the amount of the Federal Funds Rate notional investment (including interest earned on that investment) was reduced by the Target Bond Portfolio Initial Allocation and a number of notional bond units was allocated to the 2005-2 Dynamic Portfolio Index equal to (x) such amount, divided by (y) the value of a notional bond unit at the close of business on such day, and (ii) the amount of the Federal Funds Rate notional investment (including interest earned on that investment) will be reduced by 50% of the Target Commodity Index Initial Allocation and a number of Commodity Index units will be allocated to the 2005-2 Dynamic Portfolio Index equal to (a) such amount, divided by (b) the value of a Commodity Index unit at the close of business on such day. Subject to the provisions of the next paragraph, on the second day of the Initial Allocation Period, the remainder of the Federal Funds Rate notional investment (including interest earned on that investment) is reduced to zero and a number of Commodity Index units is allocated to the 2005-2 Dynamic Portfolio Index equal to (x) such remaining amount, divided by (y) the value of a Commodity Index unit at the close of business on such day. Subject to the provisions of the next paragraph, at the close of business on the second day of the Initial Allocation Period, the allocation of the notional investment represented by the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio and the notional bond portfolio will be the actual initial allocation, which may not be the same as the Target Initial Allocation.

If at the beginning of the second day of the Initial Allocation Period the calculation agent determines that a Reallocation Event had occurred due to (i) a decrease in the Gap Ratio below 16%, (ii) a decline of 8% or more by 11:00 a.m., New York City time, on any Index Business Day, in the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month from their aggregate closing value on the previous Index Business Day, or (iii) the value of the 2005-2 Dynamic Portfolio Index falling below 101% of the value of the Bond Floor, the determination of the allocation of the 2005-2 Dynamic Portfolio Index between the Commodity Index portfolio and the notional bond portfolio will be made as described below in “Reallocation of the 2005-2 Dynamic Portfolio Index” and not as described above.

The allocation of the notional investment represented by the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio and the notional bond portfolio will change during the term of the Notes pursuant to a pre-determined reallocation methodology designed to maximize the 2005-2 Dynamic Portfolio Index’s participation in any appreciation in the value of the Commodity Index while maintaining the value of the 2005-2 Dynamic Portfolio Index above 100.00 at maturity. For example, if the value of the Commodity Index portfolio increases, the percentage of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio may increase, which would in turn increase the participation of the 2005-2 Dynamic Portfolio

Index in any further appreciation of the Commodity Index. Using the Notional Participation Facility (as described below), the allocation to the Commodity Index portfolio could be increased up to 150% of the value of the 2005-2 Dynamic Portfolio Index. Conversely, if the value of the Commodity Index portfolio decreases, the percentage of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio may decrease and the amount allocated to the notional bond portfolio may increase. Depending upon the value of the Commodity Index, its allocation in the 2005-2 Dynamic Portfolio Index could be as low as 0% of the value of the 2005-2 Dynamic Portfolio Index portfolio, in which case the entire value of the 2005-2 Dynamic Portfolio Index will be allocated to the notional bond portfolio. If the allocation to the Commodity Index portfolio is zero at any time during the term of the Notes, it will remain zero and interest will not be paid thereafter, except at maturity to the extent that the value of the 2005-2 Dynamic Portfolio Index exceeds 100.00.

The “Notional Bond Portfolio” will comprise either notional U.S. Treasury strips or notional discount bonds. Whether the Notional Bond Portfolio comprises notional U.S. Treasury strips or notional discount bonds will depend on whether the amount allocated to the Commodity Index portfolio is zero or greater than zero. Notional investments in the Notional Bond Portfolio will be made by effecting notional purchases of notional bond units. The value of the notional bonds comprising the Notional Bond Portfolio is not intended to represent or indicate that any such bonds or portfolio of bonds exists, is capable of being traded or represents the obligation of any issuer (including the U.S. Treasury).

If no value of the Notional Bond Portfolio is available on any date because of a Market Disruption Event or otherwise, unless as deferred by the calculation agent as described above, the value of the Notional Bond Portfolio will be the arithmetic mean, as determined by the calculation agent, of the value of the Notional Bond Portfolio obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

If the amount allocated to the Commodity Index portfolio is greater than zero, each notional bond unit will comprise one notional U.S. Treasury strip that:

•	is denominated in U.S. dollars;

•	has a redemption amount equal to $1.00;

•	does not pay interest; and

•	matures on the fifth Index Business Day prior to the valuation date.

If the Notional Bond Portfolio comprises notional U.S. Treasury strips, the value of one notional bond unit will equal the value of one notional U.S. Treasury strip. The value of a notional U.S. Treasury strip will be determined by the calculation agent by discounting the notional redemption amount of the strip from the strip’s maturity date by the interpolated U.S. Treasury strip yield for the notional U.S. Treasury strips. The interpolated yield will be calculated by performing an interpolation between the yield for the U.S. Treasury strip with a shorter term nearest to the term of the notional U.S. Treasury strip and the yield for the U.S. Treasury strip with a longer term nearest to the term of the notional U.S. Treasury strip. As a result, the value of a notional bond unit will change as the value of the notional U.S. Treasury strips changes in response to changes in interest rates.

If the amount allocated to the Commodity Index portfolio is zero, each notional bond unit will comprise one notional discount bond that:

•	is denominated in U.S. dollars;

•	has a redemption amount equal to $1.00;

•	matures on the fifth Index Business Day prior to the valuation date; and

•	pays a coupon at a rate equal to 1.17% per annum daily, calculated on the basis of a 365-day year.

If the Notional Bond Portfolio comprises notional discount bonds, the value of one bond unit will equal the value of one notional discount bond. The value of a notional discount bond will be determined by the calculation agent by discounting the notional redemption amount of the bond from the bond’s maturity date and any remaining notional coupons on the bond until its maturity date from the expected payment dates of the remaining coupons using discount rates equal to the sum of (i) interpolated spot yields derived from the U.S. dollar swap rate (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated to the maturity date of the bond and the payment dates for each of the remaining coupons; and (ii) 0.07%. The U.S. dollar swap rate is based upon the U.S. Treasury rate plus a credit spread commonly referred to as swap spread, as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date. As a result, the value of a bond unit will change as the value of the notional discount bonds changes in response to changes in interest rates.

A portion of the notional coupons on the notional discount bonds may be reinvested in the Notional Bond Portfolio through the notional purchase of additional notional bond units at the close of business on each Index Business Day.

CALCULATION OF THE 2005-2 DYNAMIC PORTFOLIO INDEX

The value of the 2005-2 Dynamic Portfolio Index, or “DPIV,” on any Index Business Day will be calculated according to the following formula:

DPIV = CIP + NBP – NPF

where:

“CIP” is the value of the Commodity Index portfolio, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the Commodity Index portfolio and the Commodity Index Adjustment Factor;

“NBP” is the value of the Notional Bond Portfolio, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the Notional Bond Portfolio. The value of the Notional Bond Portfolio includes any additional notional bond units purchased through the reinvestment of notional coupons on notional discount bonds as described above under “Description of the 2005-2 Dynamic Portfolio Index—The Notional Bond Portfolio;” and

“NPF” is the value of notional borrowed funds outstanding under the Notional Participation Facility (as described below).

In addition, the 2005-2 Dynamic Portfolio Index will be reduced on each Annual DPI Return Date based on the Annual DPI Return Amount if the Annual DPI Return Amount is greater than zero. This reduction could cause a Reallocation Event even if the level of the Commodity Index has not fallen.

The value of the 2005-2 Dynamic Portfolio Index on any day that is not an Index Business Day will equal the value of the 2005-2 Dynamic Portfolio Index on the previous day minus the Dynamic Portfolio Adjustment Factor and the Commodity Index Adjustment Factor for that day and, if applicable, the Notional Participation Facility Fee for that day.

The “Dynamic Portfolio Adjustment Factor” will accrue daily on the basis of a 365-day year and on any day will equal the product of (1/365) and the sum of:

(1)	0.67% of the initial level of the 2005-2 Dynamic Portfolio Index; and

(2)	1.25% (0.50% if allocation to the Commodity Index is zero) of the greater of 100.00 and the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index at the end of the previous Index Business Day, after effecting any required reallocation.

The Dynamic Portfolio Adjustment Factor will be calculated and subtracted from the Commodity Index portfolio and the Notional Bond Portfolio on a pro rata basis at the end of each day after effecting any reallocation on that day, commencing on February 28, 2005. Subtraction of the Dynamic Portfolio Adjustment Factor will be effected by reducing the number of units in the Commodity Index and the Notional Bond Portfolio by the number of units of the Commodity Index and the Notional Bond Portfolio, respectively, with an aggregate value as of the close of business on the previous day equal to each of the Commodity Index and the Notional Bond Portfolio’s pro rata portion of the Dynamic Portfolio Adjustment Factor.

The level of each of the Dynamic Portfolio Adjustment Factor and the Commodity Index Adjustment Factor accrued and deducted will be retained by Citigroup Global Markets Holdings. Because the Dynamic Portfolio Adjustment Factor reduces the value of the 2005-2 Dynamic Portfolio Index, the return on an investment in the 2005-2 Dynamic Portfolio Index will be less than the return on a similar security that was directly linked to the Commodity Index and the notional securities comprising the Notional Bond Portfolio and that did not include such a Dynamic Portfolio Adjustment Factor.

The “Commodity Index Adjustment Factor” represents the anticipated notional costs associated with “rolling” each of the futures contracts on the commodities included in the Commodity Index several times per year, and will accrue daily on the basis of a 365-day year. The Commodity Index Adjustment Factor, or CIAF, will be calculated and subtracted from the 2005-2 Dynamic Portfolio Index at the end of each day prior to effecting any reallocation that day and will be calculated according to the following formula:

CIAF = PCIU * PCIV * CIAFP * (1/365)

where:

“PCIU” is the number of Commodity Index units within the 2005-2 Dynamic Portfolio Index at the close of business on the preceding day;

“PCIV” is the value of the Commodity Index at the close of business on the preceding day; and

“CIAFP” is the Commodity Index Adjustment Factor Percentage, which equals 0.50% (or 0% if allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index falls to zero).

The value of the Commodity Index Adjustment Factor on any day that is not an Index Business Day will be calculated based on the value of the Commodity Index on the previous day and will be deducted from the value of the 2005-2 Dynamic Portfolio Index on that day.

The level of the Commodity Index Adjustment Factor accrued and deducted will be retained by Citigroup Global Markets Holdings as reimbursement for Citigroup Global Markets Holdings and its affiliates’ expected hedging costs in connection with Citigroup Global Markets Holdings’ obligations under the Notes that are associated with “rolling” the futures contracts on the commodities included in the Commodity Index. Because the Commodity Index Adjustment Factor reduces the value of the 2005-2 Dynamic Portfolio Index, the return on an investment in the 2005-2 Dynamic Portfolio Index will be less than the return on a security that was directly linked to the 2005-2 Dynamic Portfolio Index that did not include such a Commodity Index Adjustment Factor.

The “Notional Participation Facility” is a notional financing facility that permits the allocation to the Commodity Index portfolio to exceed 100% of the value of the 2005-2 Dynamic Portfolio Index, subject to a maximum of 150%. If on any day the allocation to the Commodity Index portfolio is greater than or equal to 150% of the value of the 2005-2 Dynamic Portfolio Index, the allocation to the Commodity Index portfolio will not be increased that day. In addition, if on any day the Notional Participation Facility Amount is greater than or equal to 75.00, the allocation to the Commodity Index portfolio will not be increased that day. However, no Reallocation Event in which the allocation to the Commodity Index portfolio is decreased will occur solely because the value of the Commodity Index is greater than or equal to 150% of the value of the 2005-2 Dynamic Portfolio Index or because the Notional Participation Facility Amount equals or exceeds 75.00.

If a reallocation would result in an allocation to the Commodity Index portfolio greater than 150% of the value of the 2005-2 Dynamic Portfolio Index, only an amount equal to the difference between 150% of the value of the 2005-2 Dynamic Portfolio Index and the value of the Commodity Index allocated to the 2005-2 Dynamic Portfolio Index immediately prior to that reallocation will be available to effect that reallocation. In addition if a reallocation would result in a Notional Participation Facility Amount greater than 75.00, only an amount equal to the difference between 75.00 and the Notional Participation Facility Amount prior to that reallocation will be available to effect that reallocation. If the Notional Participation Facility Amount exceeds 75.00 or the amount allocated to the Commodity Index portfolio exceeds 150% of the value of the 2005-2 Dynamic Portfolio Index, no reallocation to the Commodity Index portfolio will be effected.

The “Notional Participation Facility Amount” will be calculated at the end of each day prior to any reallocation to the Commodity Index portfolio and will equal the sum of (1) notional borrowed funds outstanding under the Notional Participation Facility plus any outstanding Notional Participation Facility Fees and (2) the Notional Participation Facility Fee for that day.

The “Notional Participation Facility Fee” on any day equals the product of (i) (1/360); (ii) the Notional Participation Facility Amount at the end of the previous day after any reallocations effected on that day, including any outstanding Notional Participation Facility Fees; and (iii) the effective Federal Funds Rate for that day plus 1.00%. The Notional Participation Facility Fee will accrue daily and will be computed on the basis of a 360-day year. The Federal Funds Rate on any day will be the rate for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective)” and if that day is not an Index Business Day, the rate for Federal Funds as published on the previous Index Business Day.

REALLOCATION OF THE 2005-2 DYNAMIC PORTFOLIO INDEX

The allocation of the notional investment represented by the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio and the Notional Bond Portfolio will be modified if a Reallocation Event occurs. In general, reallocations of the 2005-2 Dynamic Portfolio Index are designed to maximize the 2005-2 Dynamic Portfolio Index’s participation in any appreciation in the value of the Commodity Index while maintaining the 2005-2 Dynamic Portfolio Index above 100.00 at maturity and will be effected through the notional purchase and sale of Commodity Index units and bond units. Reallocations of the 2005-2 Dynamic Portfolio Index may involve the notional purchase and sale of fractional Commodity Index units and fractional bond units.

A “Reallocation Event” will occur (1) upon the calculation of an Annual DPI Return Amount greater than zero (even if the value of the Commodity Index has not fallen), (2) following an 8% decrease, by 11:00 a.m., New York City time, on any Index Business Day, in the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month from their aggregate closing value on the previous Index Business Day, and (3) when the ratio of (x) the difference between the value of the 2005-2 Dynamic Portfolio Index and the Bond Floor to (y) the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio is less than or greater than certain predetermined ratios. This ratio is referred to as the Gap Ratio (defined below). In general, the allocation to the Commodity Index portfolio may increase following increases in the value of the Commodity Index (which increases the difference between the value of the 2005-2 Dynamic Portfolio Index and the Bond Floor). In general, the allocation to the Commodity Index portfolio may decrease following decreases in the value of the Commodity Index.

The calculation agent will determine whether a Reallocation Event has occurred at the beginning of each Index Business Day up to but excluding the fifth Index Business Day prior to maturity. A Reallocation Event will be deemed to have occurred if the Gap Ratio is below 16% or above 24% at the close of business on the previous Index Business Day; provided that during the Initial Allocation Period a Reallocation Event will not be deemed to have occurred if the Gap Ratio is above 24% at the close of business on the previous Index Business Day.

The calculation agent may defer the determination of the values of the Commodity Index portfolio and the Notional Bond Portfolio for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the third Index Business Day prior to maturity. Following this period of five Index Business Days, the calculation agent will determine the values of the Commodity Index portfolio and the Notional Bond Portfolio. No reallocation of the value of the 2005-2 Dynamic Portfolio Index will occur on any day on which the determination of the value of the Commodity Index portfolio and the Notional Bond Portfolio is deferred by the calculation agent.

If the calculation agent determines that a Reallocation Event has occurred, the calculation agent will determine the Reallocation Percentage, or the percentage of the 2005-2 Dynamic Portfolio Index’s value that must be allocated to the Commodity Index portfolio pursuant to the reallocation methodology. The Reallocation Percentage will be determined on the basis of values at the close of business on the previous Index Business Day. The calculation agent will reallocate the value of the 2005-2 Dynamic Portfolio Index at the close of business on the Index Business Day on which a Reallocation Event has been determined to have occurred.

Reallocations will involve notional sales and purchases of Commodity Index units and bond units. The number of Commodity Index units to be notionally sold or purchased will be determined by the calculation agent at the beginning of each Index Business Day. However, those notional sales or purchases will be effected at the values (as determined by the calculation agent) of Commodity Index units and bond units at the close of business on the date of reallocation.

If the reallocation results in an increased percentage of the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio, the reallocation will involve the notional sale of bond units and the notional purchase of Commodity Index units with the notional proceeds of the sale. Any purchase of Commodity Index units that cannot be effected through the sale of bond units will be effected using the Notional Participation Facility. The Notional Participation Facility Amount will be increased by the amount necessary to purchase the Commodity Index units, subject to the cap on the Notional Participation Facility Amount as described above.

If the reallocation results in a decreased percentage of the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio, the reallocation will involve the notional sale of Commodity Index units. The notional proceeds of this sale will be used first to reduce the Notional Participation Facility Amount to zero and then to make notional purchases of bond units.

The number of Commodity Index units and the number of notional bond units in the Commodity Index portfolio and the Notional Bond Portfolio, respectively, will then be adjusted to reflect the units notionally sold or purchased as a result of the reallocation.

The occurrence of a Reallocation Event and the Reallocation Percentage will be determined based on the values of the Commodity Index, the Notional Bond Portfolio and the Bond Floor at the close of business on the previous Index Business Day and any necessary reallocation will be effected at the close of business on the Index Business Day on which the occurrence of the Reallocation Event is determined. As a result:

•	the calculation agent may determine that a Reallocation Event has occurred even if the values of the Commodity Index, the Notional Bond Portfolio and the Bond Floor at the time the reallocation is effected would not result in a Reallocation Event;

•	the 2005-2 Dynamic Portfolio Index may not participate as fully in any appreciation of the Commodity Index that occurs between the determination of the occurrence of a Reallocation Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Reallocation Percentage; and

•	the calculation agent may effect a greater or lesser allocation to the Commodity Index portfolio or the Notional Bond Portfolio than otherwise would be required if the occurrence of a Reallocation Event were determined by the calculation agent at the end of that Index Business Day.

The calculation agent will determine if the Annual DPI Return Amount is greater than zero at the beginning of each Annual DPI Return Date. If the Annual DPI Return Amount is greater than zero, the calculation agent will reduce the value of the 2005-2 Dynamic Portfolio Index by the Annual DPI Return Amount by reducing the number of units in the Commodity Index portfolio and the Notional Bond Portfolio by the number of units of each with an aggregate value as of the close of business on the previous Index Business Day equal to their pro rata portions of the 2005-2 Dynamic Portfolio Index. A Reallocation Event will be deemed to have occurred if the Annual DPI Return Amount is greater than zero, and the calculation agent will determine the Reallocation Percentage as described under “—Reallocation Events” above, except that the value of the 2005-2 Dynamic Portfolio Index will be the value of the 2005-2 Dynamic Portfolio Index at the close of business on the previous Index Business Day after being reduced to take into account the reduction of the value of the 2005-2 Dynamic Portfolio Index by the Annual DPI Return Amount. If the Annual DPI Return Amount is not greater than zero, the calculation agent will determine whether a Reallocation Event has occurred and, if so, will effect any reallocation, as described above.

If, by 11:00 a.m., New York City time, on any Index Business Day, the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month declines from their aggregate closing value on the previous Index Business Day by approximately 8% or more, the calculation agent, as soon as reasonably practicable, will determine the Reallocation Percentage and reallocate the value of the 2005-2 Dynamic Portfolio Index so that the percentage of the 2005-2 Dynamic Portfolio Index notionally invested in the Commodity Index portfolio is as close as is reasonably practicable to the Reallocation Percentage, as described above. This reallocation will be effected even if the Gap Ratio has not fallen below 16% and therefore no Reallocation Event has occurred. If the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month declines from their aggregate closing value on the previous Index Business Day by 8% or more, the calculation agent (unless at the beginning of that Index Business Day the value of the 2005-2 Dynamic Portfolio Index is less than 101% of the Bond Floor) will disregard any Reallocation Event that was determined to have occurred at the beginning of that Index Business Day and will not make any reallocations with respect to that earlier determination. In addition, in determining the Reallocation Percentage and in effecting any necessary reallocation, the values of the 2005-2 Dynamic Portfolio Index, Commodity Index, the Commodity Index portfolio and the Bond Floor will be their values at the time the calculation agent calculates the Reallocation Percentage. If the reallocation described in this paragraph cannot be made on the day of the decline in the value of the Commodity Index, such reallocation will be made on the next Index Business Day, unless the calculation agent determines at the beginning of the next Index Business Day that a Reallocation Event has occurred, in which case the calculation agent will effect such subsequent Reallocation Event and disregard the reallocation otherwise required by this paragraph.

If the value of the 2005-2 Dynamic Portfolio Index is equal to or less than 101% of the Bond Floor at the close of business on any Index Business Day, the entire value of the 2005-2 Dynamic Portfolio Index at the close of business on the following Index Business Day will be reallocated to the Notional Bond Portfolio until maturity of the Notes, even if at the close of business on that day the value of the 2005-2 Dynamic Portfolio Index is greater than 101% of the Bond Floor. This allocation will be effected through a notional sale of all Commodity Index units at their value at the close of business on the Index Business Day the reallocation is effected. The notional proceeds from the sale of the Commodity Index units will be first applied toward reduction of the Notional Participation Facility Amount to zero. All remaining notional proceeds, if any, will be used to purchase notional bond units at their value at the close of business on the Index Business Day on which the reallocation is effected. If the amount allocated to the Commodity Index portfolio falls to zero at any time, it will remain zero for the remaining term of the Notes and the reallocation procedures described in this section will no longer apply. If the value of the Commodity Index subsequently increases, the 2005-2 Dynamic Portfolio Index will not participate in any such increase.

THE ANNUAL DPI RETURN AMOUNT

The “Annual DPI Return Date” will occur on the day five Index Business Days prior to the Annual Interest Payment Date, commencing on February 24, 2006 (or the next succeeding Index Business Day). At the close of business one Index Business Day prior to an Annual DPI Return Date, the calculation agent will calculate the Annual DPI Return Amount. For each Annual DPI Return Date except the Annual DPI Return Date that coincides with the day that is five Index Business Days prior to the maturity date, which we refer to as the Valuation Date, the “Annual DPI Return Amount” will equal the following:

Annual Ending Value – Adjusted Annual Starting Value

where:

“Annual Ending Value” is the value of the 2005-2 Dynamic Portfolio Index at the close of business one Index Business Day before the current Annual DPI Return Date; and

“Adjusted Annual Starting Value” is the greater of (1) the value of the 2005-2 Dynamic Portfolio Index on the preceding Annual DPI Return Date (or 100.00 in the case of the first and last Annual DPI Return Date) and (2) 105% of the Bond Floor one Index Business Day before the current Annual DPI Return Date (or 100% of the then-current Bond Floor if an Annual DPI Return Date coincides with the Valuation Date), provided that the Annual DPI Return Amount cannot be less than or equal to zero.

For the Annual DPI Return Date that coincides with the Valuation Date, the Annual DPI Return Amount will equal the following:

Final Annual Ending Value – 100.00

where:

“Final Annual Ending Value” is the closing value of the 2005-2 Dynamic Portfolio Index on the final Annual DPI Return Date,

provided that the Annual DPI Return Amount cannot be less than or equal to zero.

The “Gap Ratio” is the ratio of the difference between the value of the 2005-2 Dynamic Portfolio Index and the Bond Floor and the amount of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index. The Gap Ratio on any Index Business Day will equal:

DPIV – BF
DPIV * BWP

where:

“BF” is the Bond Floor as determined by the calculation agent at the close of business on the previous Index Business Day; and

“BWP” is the percentage of the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio at the close of business on the previous Index Business Day, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the Commodity Index portfolio and the Commodity Index Adjustment Factor for the previous Index Business Day.

The Gap Ratio will change in response to changes in the value of the 2005-2 Dynamic Portfolio Index and to changes in interest rates (which affect the level of the Bond Floor and the value of the Notional Bond Portfolio). If the Gap Ratio is below 16%, the calculation agent will decrease the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio. If the Gap Ratio is above 24%, the calculation agent will increase the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio. Assuming all other factors are held constant, in general:

•	if interest rates increase, the Bond Floor will decrease and the Gap Ratio will increase;

•	if interest rates decrease, the Bond Floor will increase and the Gap Ratio will decrease;

•	if the value of the Commodity Index increases, the Gap Ratio will increase; and

•	if the value of the Commodity Index decreases, the Gap Ratio will decrease.

The “Reallocation Percentage” is the percentage of the 2005-2 Dynamic Portfolio Index’s value that must be allocated to the Commodity Index portfolio upon the occurrence of a Reallocation Event or after a decline of 8% or more by 11:00 a.m., New York City time, on any Index Business Day in the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month from their aggregate closing value on the previous Index Business Day if the calculation agent is capable of effecting such reallocation. The Reallocation Percentage will equal:

	[		]
5.00 *		PDPIV – BF
PDPIV

where:

“PDPIV” is the value of the 2005-2 Dynamic Portfolio Index at the close of business on the previous Index Business Day (after being reduced to take into account the reduction of the value of the 2005-2 Dynamic Portfolio Index by the Annual DPI Return Amount, in the case of a determination of the Reallocation Percentage on an Annual DPI Return Date for which the Annual DPI Return Amount is greater than zero), net of the Dynamic Portfolio Adjustment Factor and the Commodity Index Adjustment Factor for that day, and, if applicable, the Notional Participation Facility Fee for that day, provided that the value of the 2005-2 Dynamic Portfolio Index is greater than 101% of the Bond Floor.

The Reallocation Percentage cannot be greater than 150% or less than 0%. If the Reallocation Percentage is greater than 100%, the notional borrowed funds necessary to make the notional investment in the Commodity Index portfolio in excess of 100% of the value of the 2005-2 Dynamic Portfolio Index will be obtained from the Notional Participation Facility.

The “Bond Floor” at any time is the sum of the discounted present values of:

(1)	100.00; and

(2)	the Dynamic Portfolio Adjustment Factor that applies when the allocation to the Commodity Index is zero for each day during the remaining term of the Notes through and including the fifth Index Business Day before maturity on a 2005-2 Dynamic Portfolio Index with a value of 100.00.

The component of the Bond Floor equal to 100.00 will be discounted from the fifth Index Business Day before maturity. The component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor for each day during the remaining term of the Notes through and including the fifth Index Business Day before maturity will be discounted from the day that the Dynamic Portfolio Adjustment Factor will be calculated and deducted. The calculation agent will calculate the discount rate:

•	in respect of the component of the Bond Floor equal to 100.00, using the interpolated yield derived from the U.S. dollar swap rate curve (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated to the maturity date; and

•	in respect of the component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor on a 2005-2 Dynamic Portfolio Index with a value of

100.00, using the interpolated yields derived from the U.S. dollar swap rate curve (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated based upon the expected timing of the calculation of the Dynamic Portfolio Adjustment Factor plus a credit spread of 0.07%, with such discount rate as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date. Accordingly, the Bond Floor will increase in response to decreases in interest rates and will decrease in response to increases in interest rates.

If no value of the Bond Floor is available on any date because of a Market Disruption Event or otherwise, unless deferred by the calculation agent as described above, the value of the Bond Floor will be the arithmetic mean, as determined by the calculation agent, of the value of the Bond Floor obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

GENERAL

This Note is one of a duly authorized issue of debt securities of the Company (the “Debt Securities”), issued and to be issued in one or more series under a Senior Debt Indenture, dated as of October 27, 1993, as supplemented by a First Supplemental Indenture, dated as of November 28, 1997, a Second Supplemental Indenture, dated as of July 1, 1999, and as further supplemented from time to time (the “Indenture”), between the Company and The Bank of New York, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. In such case, the amount declared due and payable upon any acceleration permitted by the Indenture will be determined by the calculation agent and will be equal to, with respect to this Note, the Maturity Payment calculated as though the Stated Maturity Date of this Note were the date of early repayment. In case of default at Maturity of this Note, this Note shall bear interest, payable upon demand of the beneficial owners of this Note in accordance with the terms of the Notes, from and after Maturity through the date when payment of such amount has been made or duly provided for, at the rate of 4.75% per annum on the unpaid amount due.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the holders of all Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The holder of this Note may not enforce such holder’s rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company to pay the Maturity Payment with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:	/s/ Scott Freidenrich
Name:	Scott Freidenrich
Title:	Executive Vice President and Treasurer

Corporate Seal
Attest:

By:	/s/ Douglas C. Turnbull
Name:	Douglas C. Turnbull
Title:	Assistant Secretary

Dated: March 3, 2005

CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in
the within-mentioned Indenture.

The Bank of New York,
as Trustee

By:	/s/ Geovanni Barris
Authorized Signatory